COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       American Radio Systems Corporation

                                   EXHIBIT 12

(In thousands, except ratio data)


                                                                Three              Three                 Nine               Nine
                                                                Months             Months               Months             Months
                                                                 Ended             Ended                Ended               Ended
                                                            September 30,      September 30,        September 30,      September 30,
                                                                 1996               1995                 1996                1995
                                                                 ----               ----                -----               -----
Computation of Earnings:
Income from continuing operations before
    income taxes.........................................        2,459              2,469               $5,650             $12,769
Add:
Interest expense (1).....................................        6,254              3,086               15,217               8,971
Rent expense (2).........................................        1,239              1,027                2,668               1,268
                                                           -----------        -----------         ------------          ----------
Earnings as adjusted.....................................        9,952              6,582               23,535              23,008


Computation of Fixed Charges:
Interest expense (1).....................................        6,254              3,086               15,217               8,971
Rent expense (2).........................................        1,239              1,027                2,668               1,268
Preferred dividends......................................        2,433                                   2,567                 815
                                                           -----------        -----------         ------------          ----------
Fixed charges............................................        9,926              4,113               20,452              11,054

Ratio of earnings to combined fixed charges..........             1.00               1.60                 1.15                2.08



----------------------------------------

(1)  Interest expense includes amortization of deferred financing costs.
(2)  Rent expense fixed charge is assumed to be 30% of gross operating rent charges.